Exhibit 99.2

CONTACTS:

John R. Barr President and CEO 617-926-1551 john.barr@vitechnologies.com	Thomas T. Higgins Executive Vice President, Operations and CFO 617-926-1551 tom.higgins@vitechnologies.com

V.I. Technologies Restructures Operations

Watertown, MA (December 10, 2004) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing the next generation of anti-infective products, today announced a restructuring of its operations to reduce expenses. The restructuring is intended to allow Vitex to conserve cash until the completion of its merger with Panacos Pharmaceuticals, Inc (“Panacos”) and includes an immediate reduction in the Company’s workforce, effective December 3, by approximately 40%. On November 23, Vitex reported that it had temporarily suspended enrollment in the Phase III surgical study of the INACTINE™ system for red blood cells, following the identification of an immune response to INACTINE-treated red cells in a single patient in the study. Vitex plans to continue its review of data and discussions with the FDA as to the timing and conditions, if any, under which the FDA would allow Vitex to resume the trial. Vitex is also continuing its work on potential modifications to the INACTINE system that may result in red cells with reduced immunogenicity.

This morning Vitex also announced that it had executed a private equity financing agreement with a group of investors for $20 million contingent on closing the merger with Panacos and other terms agreed between Vitex and the investors. The Company intends to file soon with the Securities and Exchange Commission a registration statement on Form S-4 which will include information concerning the merger and the private equity financing. Following clearance by the SEC, the Company will mail a joint proxy statement/prospectus to its shareholders in order to solicit their votes on both the merger and the financing.

“Our recent decision to temporarily halt enrollment in the surgical study of INACTINE has triggered a review of our spending over the next few months,” said John Barr, President and

CEO of Vitex. “Our top priority is to close the merger with Panacos and the associated financing. In parallel we will continue our review of the acute study and determine the recommended next steps and seek concurrence with the FDA. We also plan to continue our previously disclosed work on potential modifications to the INACTINE system with a goal of producing INACTINE treated red cells with reduced immunogenicity.”

About Vitex

Vitex is developing the next generation of anti-infective products. The Company’s proprietary INACTINE™ technology is designed to inactivate a wide range of viruses, bacteria and parasites in units of red blood cells, and has also demonstrated its ability to remove prion proteins from red cell units. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan. For more information on Vitex, please visit our web site at: http://www.vitechnologies.com.

About Panacos

Panacos Pharmaceuticals is engaged in the discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ proprietary discovery technologies focus on novel targets in the virus life cycle, including virus fusion and virus maturation, the first and last steps of viral infection. More information on Panacos is available at http://www.panacos.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing and other strategic plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Vitex intends to file a Registration Statement on Form S-4 in connection with the merger, and Vitex and Panacos intend to mail a Joint Proxy Statement/Prospectus to their stockholders containing information about the merger and the private placement financing and related matters. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully. The Registration Statement and the Joint Proxy Statement/Prospectus will contain important information about Vitex, Panacos, the merger and related matters. Investors and security holders can obtain free copies of these documents when they are available through the web site maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov, and by calling Vitex Investor Relations at 617-926-1551.

Vitex and Panacos, and their respective directors, executive officers and certain members of management and employees will be soliciting proxies from Vitex and Panacos stockholders in favor of the adoption of the merger agreement and the transactions associated with the merger. A description of any interests that Vitex’s and Panacos’ directors and executive officers have in the merger will be available in the Joint Proxy Statement/Prospectus.